EXHIBIT 10.1
                  [Letterhead of Universal Finanz Holding AG]


October 11, 2004


MRU Holdings, Inc.
600 Lexington Avenue
New York, New York 10002

Attention: Vishal Garg
           Raza Khan

                      $50 Million Credit Support Facility
                               COMMITMENT LETTER

Ladies and Gentlemen:

Universal Finanz Holding AG ("UNIVERSAL") is pleased to offer up to $50 million of credit support (the "CREDIT SUPPORT FACILITY") to MRU Universal Guarantee Agency, Inc., a Delaware corporation (the "GUARANTOR"), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Exhibit A hereto and incorporated herein by reference (the "SUMMARY OF TERMS" and, together with this letter, this "COMMITMENT LETTER").

The commitment of Universal hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Universal: (a) we shall have executed on terms and conditions satisfactory to us, an agreement upon which Universal or one of its affiliates may purchase up to a 65% ownership interest in the Guarantor on a fully diluted basis (and Universal shall have the right to pay the purchase price for such ownership interest by agreeing to release the Guarantor from its obligation to repay a like amount of its outstanding obligations under the Credit Support Facility); (b) the accuracy and completeness of all representations that you and your affiliates make to Universal and your compliance with the terms of this Commitment Letter; (c) the negotiation, execution and delivery of definitive loan documentation for the Credit Support Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to Universal (collectively, the "LOAN DOCUMENTS"); and
(d) no change, occurrence or development that shall have occurred or become known to Universal since August 14, 2004 that constitutes or has had or could reasonably be expected to constitute or to have, either individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of you and the Guarantor, taken as a whole.

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Universal by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the "INFORMATION") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Guarantor that have been or are hereafter made available to Universal by you or any of your representatives (the "PROJECTIONS") have been or will be prepared in good faith based upon reasonable assumptions, it being understood that the Projections are subject to contingencies, many of which are beyond your control, and that no assurance can be given that the Projections will be realized. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of the execution and delivery of the Loan Documents (the "CLOSING DATE") so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date.

The Guarantor will reimburse Universal pursuant to the Loan Documents on the Closing Date for all reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Commitment Letter and the Loan Documents; provided however that this reimbursement obligation shall not exceed $10,000 in aggregate.


                               Commitment Letter

The Guarantor will also indemnify and hold harmless Universal and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "INDEMNIFIED PARTY") following the Closing Date pursuant to the Loan Documents from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or by reason of any matters contemplated by the Loan Documents, except to the extent such claim, damage, loss, liability or expense is found by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Credit Support Facility or as otherwise required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (a) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (b) to the Warehouse Facility Agent and the Warehouse Facility Lenders (as such terms are defined in the Summary of Terms) and their accountants, attorneys and other professional advisors, and ratings agencies.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter embodies the entire agreement and understanding among Universal, you and your affiliates (including the Guarantor) with respect to the Credit Support Facility and supercedes all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties. This Commitment Letter is not assignable by you (and the Loan Documents will not be assignable by the Guarantor) without our prior written consent and this Commitment Letter is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided however, that this Commitment Letter may be utilized by you and the Loan Documents may be utilized by the Guarantor, in each case, to provide comfort to the Warehouse Facility Agent and the Warehouse Facility Lenders.


                            [SIGNATURE PAGE FOLLOWS]


                                       2
                               Commitment Letter

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,


UNIVERSAL FINANZ HOLDING AG



By:
   ---------------------------
   Name:
   Title:



Accepted and agreed to
as of October 25, 2004


MRU HOLDINGS INC.


By:
   ---------------------------
   Name:
   Title:


                                 SIGNATURE PAGE
                                Commitment Letter